Exhibit 99.1

MCEWEN MINING REPORTS 2019 FULL YEAR AND Q4 RESULTS

TORONTO, March 16, 2020 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) today reported fourth quarter and full year results for the period ended December 31, 2019.

•	For the full year 2019, production was 174,420 gold equivalent ounces(1) (GEOs)(see Table 1), compared to 175,640 GEOs in 2018.

•	Our three 100% owned mines generated a cash gross profit of $33.7 million(2) in 2019, and a gross profit of $9.0 million. Cash gross profit, is a new non-GAAP measure used for the first time in our Form 10-K, and is intended to evaluate our ability to generate cash flow. Cash gross profit is calculated by adding back depletion and depreciation to gross profit, which is a GAAP measure.

•	We received $8.9 million in dividends from our interest in the San José mine in 2019 (49% owned).

•	We invested $47.3 million on advanced projects and exploration in 2019, which contributed to our consolidated net loss of $59.7 million, or $0.17 per share.

•	We performed 132 miles (213 km) of drilling in 2019, with approximately 90% completed at the Black Fox Complex, and the balance at the Gold Bar Property.

~~•~~	A review of the Gold Bar reserve estimate is ongoing, and a downward revision of the reserve estimates is anticipated (see the Gold Bar Mine section below for further details).

•	The Grey Fox project Indicated resource estimate increased 33% (see Table 2.4).

•	Exploration delivered many high-grade drill intersections on extensions of the Black Fox Mine, in the Grey Fox area, and on the Stock Property, where drilling led to the discovery of a new gold mineralized zone at Stock West.

•	Our year-end conference call will take place tomorrow, Tuesday, March 17th at 2pm EDT. Details are provided below.

Operations Update

San José Mine, Argentina (49% Interest)

Our attributable production from San José in 2019 was 51,684 gold ounces and 3,354,487 silver ounces, for a total of 91,654 GEOs. Compared to 2018, gold and silver production increased 9% and 11%, respectively, primarily due to approximately 10% higher average metal grades of processed ore. For 2019, total cash costs(2) and all-in sustaining costs (AISC)(2) were $867 and $1,140 per GEO, respectively. During 2019, we received $8.9 million in dividends from our interest in San José, compared to $10.4 million in dividends received during 2018.

Production guidance for 2020 on a 49% basis is 45,700 gold ounces and 3,200,000 silver ounces, for a total of 82,000 GEOs. For 2020, cash costs and AISC are projected to be between $950-$1,000 and $1,200-$1,250 per GEO, respectively.

In addition to exploration drilling at the mine itself, exploration of the San José land package is planned to include a Titan deep penetrating geophysical survey, drilling at the Telken target close to Newmont’s Cerro Negro mine, and an assessment of other regional opportunities in the southern part of the property.

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The mineral resource and reserve estimates for the San José mine have been updated (Tables 1.1 and 1.2) to reflect mine depletion and additions from exploration.

Black Fox Mine, Canada (100% Interest)

Production from Black Fox in 2019 was 35,721 GEOs. Compared to 2018, gold production decreased by 27%, due to operational challenges in the year and depleting reserves. For 2019, total cash costs and AISC were $825 and $1,225 per GEO, respectively.

Our exploration activities during 2019 included 489,000 feet (149,000 m) of surface-staged diamond drilling, and 57,000 feet (17,500 m) of underground-based exploration drilling. We invested $25.5 million in 2019 on exploration across the Black Fox Complex, compared to $22.0 million in 2018.

Development of underground access to the Froome ore body, located approximately 3,000 ft (900 m) away from the Black Fox open pit, commenced in December 2019. Mining from Froome is scheduled to begin in Q4 2021, and continue to 2023.

A feasibility study examining the development of the Grey Fox deposit by open pit mining methods is being started, and is expected to be complete in Q4 2020. Additionally, to further expand future production potential, we are considering dewatering the Stock Mine to enable us to drill the Stock West discovery and the depth extension of the mine from underground.

Production guidance for 2020 is 35,000-40,000 GEOs at cash costs and AISC of between $1,000-$1,150 and $1,150-$1,250 per GEO, respectively. Higher cash costs reflect the impact of development and related costs being expensed over the short mine life.

The mineral resource and reserve estimates for the Black Fox mine have been updated (Tables 2.1 to 2.4) to reflect mine depletion, additions from exploration, and the deletion of certain resource blocks that are deemed inaccessible due to prior mining activity. The mineral resource for the Stock East and Grey Fox projects were updated and increased.

Gold Bar Mine, USA (100% Interest)

Gold Bar produced 30,712 GEOs in 2019. The ramp-up to commercial production saw delays that adversely impacted our gold production in the first half of 2019. Gold Bar production increased during Q3, while production in Q4 was impacted by lower throughput at the crushing plant and lower grades as mining transitioned to the Gold Pick West open pit. In 2019, cash costs and AISC were $1,101 and $1,282 per GEO, respectively.

With respect to our operational experience at Gold Bar, the majority of material mined during 2019 was from the Cabin Creek pits, which has reconciled positively to our block model for both gold grade (+18%) and contained gold ounces (+8%), but negatively for ore tons (-8%). The recent transition to mining from the Gold Pick West pit has returned lower ore tons, gold grade and contained ounces from the upper benches as compared to the block model. This appears to be due to greater structural control of the mineralization than was previously expected, but which is now exposed in the newly developed pit. In light of the significant differences recently observed between the modeled (expected) and mined (actual) ore tonnage and gold grade from the Gold Pick West pit, the reserve estimate for the Gold Pick deposit as at December 31, 2018 and the future mine plan is being evaluated.

Remodeling of the Gold Pick deposit is underway by independent engineers and preliminary iterations suggest that a significant reduction in ore tonnage, partially offset by an increase in ore grade, and a resulting significant reduction in contained gold ounces from the 2018 reserve estimate is likely.

The impact on our operations for 2020 is that we expect to place fewer gold ounces than originally planned on the heap leach pad, reducing our planned production for the year.

We will publish the revised mineral reserve estimate as soon as it is completed, and a new mine plan, if necessary, will be implemented thereafter. At this time, we do not have sufficient information to provide accurate 2020 production or cost guidance for Gold Bar.

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In 2019, we spent $7.2 million on exploration activities at the Gold Bar Complex, compared to $5.2 million spent in 2018. The mineral resource estimate for the Gold Bar South satellite deposit has been updated (Table 3.1).

We are working to complete the permitting and engineering work required to bring Gold Bar South into the mine plan. Additional drilling is planned over the north and south extensions of the deposit, which remain open.

El Gallo Project, Mexico (100% Interest)

Production from El Gallo in 2019 was 16,333 GEOs from residual leaching of the heap leach pad. Beginning with Q4 2019, we have ceased relying on, and disclosing, cash costs and AISC per GEO as key metrics for El Gallo because those measures include the expensing of accumulated heap leach pad inventory costs, which are not informative when accessing the current economics of residual leaching. We estimate that residual leaching will continue for as long as incremental revenue exceeds incremental costs. During 2019, residual leaching costs were $11.6 million, or $688 per GEO sold.

For 2020, we expect to recover 12,000 GEOs from residual leaching of the heap leach pad.

Table 1 below provides production and cost results for Q4 and the full year 2019, with comparative results from 2018.

	Q4		Full Year		2019 Revised
	2018	2019	2018	2019	Guidance
Consolidated Production
Gold (oz)	29,369	36,119	135,203	134,315	131,000-138,000
Silver (oz)	819,439	864,957	3,032,694	3,365,846	3,225,000
GEOs(1)	40,296	46,295	175,640	174,420	169,000-176,000
Gold Bar Mine, Nevada(3)
GEOs(1)	-	9,713	-	30,712	30,000-33,000
Cash Costs ($/GEO)(1)	-	1,281	-	1,101	1,000-1,050
AISC ($/GEO)(1)	-	1,452	-	1,282	1,200-1,300
Black Fox Mine, Canada
GEOs(1)	11,177	9,921	48,928	35,721	36,000-40,000
Cash Costs ($/GEO)(1)	864	729	845	825	905
AISC ($/GEO)(1)	1,074	934	1,137	1,225	1,250-1,300
El Gallo Mine, Mexico
GEOs(1)	5,632	2,490	39,105	16,333	16,000
Cash Costs ($/GEO)(1)	849	(5)	733	(5)	875
AISC ($/GEO)(1)	877	(5)	771	(5)	915
San José Mine, Argentina (49%)
Gold production (oz)(4)	12,602	14,032	47,331	51,684	49,000
Silver production (oz)(4)	816,347	861,841	3,020,696	3,354,487	3,225,000
GEOs(1)(4)	23,487	24,171	87,607	91,654	87,000
Cash Costs ($/GEO)(1)	817	826	851	867	860
AISC ($/GEO)(1)	1,013	1,034	1,061	1,140	1,120

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Table 2 below provides financial highlights for Q4 and full year 2019, with comparative results from 2018.

	Q4 2018	Q4 2019	Full Year 2018	Full Year 2019
Treasury
Liquid Assets ($ millions)(2)			37.8	49.7
Cash ($ millions)			15.8	46.5
Working Capital ($ millions)			23.4	43.2
Debt (Term loan) ($ millions)			50.0	50.0
Gross Profit (Loss)
Black Fox Mine ($ millions)	(0.3)	4.1	6.0	5.7
San José Mine (49%) ($ millions)	1.8	6.9	4.5	16.6
El Gallo Project ($ millions)	3.0	(0.5)	26.1	4.0
Gold Bar Mine ($ millions)	-	(2.3)	-	(0.7)
Cash Gross Profit (Loss)
Black Fox Mine ($ millions)	4.2	6.8	18.9	18.9
San José Mine (49%) ($ millions)	8.9	16.7	30.0	50.9
El Gallo Project ($ millions)	3.3	(0.4)	28.2	4.6
Gold Bar Mine ($ millions)	-	2.1	-	10.2
Consolidated Operating Results
Net (Loss) ($ millions)	(21.0)	(25.1)	(44.9)	(59.7)
Net (Loss) per Share ($)	(0.06)	(0.07)	(0.13)	(0.17)
Cash Flow
Cash Provided By (Used In) Operating Activities ($ millions)	1.3	(17.6)	0.5	(39.5)

Notes:

1.	'Gold Equivalent Ounces' are calculated based on a 75:1 gold to silver price ratio for periods up to and including Q1 2019, 88:1 for Q2 2019, 87:1 for Q3 2019, and 85:1 for Q4 2019. 2020 production and cost guidance is calculated based on 88:1 gold to silver price ratio.
2.	Cash gross profit, cash costs per ounce, all-in sustaining costs (AISC) per ounce, and liquid assets are non-GAAP financial performance measures with no standardized definition under U.S. GAAP. For definition of the non-GAAP measures see "Non-GAAP Financial Measures" section in this press release; for the reconciliation of the non-GAAP measures to the closest U.S. GAAP measures, see the Management Discussion and Analysis for the year ended December 31, 2019 filed on Edgar and SEDAR.
3.	Gold Bar started commercial production on May 23, 2019.
4.	Represents the portion attributable to us from our 49% interest in the San José Mine.
5.	Both cash costs and AISC per GEO no longer represent key metrics used by management to evaluate residual leaching at the El Gallo Project. For this reason, the Company has ceased relying on, and disclosing, cash costs and all-in-sustaining costs per ounce as a key metric.

For the SEC Form 10-Q Financial Statements and MD&A refer to: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000314203

Conference Call and Webcast

We invite you to join our conference call, where management will discuss our 2019 financial results and project developments and follow with a question and answer session. Questions can be asked directly by participants during the webcast. The webcast will be archived on McEwen Mining’s website following the call.

	Toll Free (US & Canada):	1 (866) 211-4128
Tuesday,	Outside US & Canada:	1 (647) 689-6724
March 17th, 2020	Conference ID Number:	3479013
at 2:00 p.m. EDT	Webcast Link:	https://event.on24.com/wcc/r/2208781/05022E7D0226B7520D1EC5530FCA4A1C

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Resource and Reserve Updates

Mineral resources have been updated for the Gold Bar South (Nevada), Stock and Grey Fox Projects (Ontario), and resources and reserves have been updated for the Black Fox Mine (Ontario), and San José Mine (Argentina). For a summary of all McEwen Mining’s resources and reserves refer to the tables on our website.

The following statements apply to information contained in the resource and reserve tables below:

•	Mineral Resources are inclusive of Mineral Reserves;

•	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that any part of the Mineral Resources estimated will be converted into a Mineral Reserves estimate;

•	Numbers in the tables have been rounded to reflect the accuracy of the estimates and may not sum due to rounding;

•	The Inferred Mineral Resource in these estimates has a lower level of confidence than that applied to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of the Inferred Mineral Resource could be upgraded to an Indicated Mineral Resource with continued exploration;

•	Quantity and grade of reported Inferred resources are uncertain in nature and there has been insufficient exploration to classify these Inferred resources as Measured or Indicated;

•	Mineral Resources and Reserves were estimated using the guidelines set out in the CIM Definition Standards for Mineral Resources and Reserves prepared by the CIM Standing Committee on Reserve Definitions, reserves estimates are also compliant with SEC Industry Guide 7;

San José Mine Resource and Reserve Update

Hochschild Mining Plc (“Hochschild”), our joint venture partner, prepared the mineral resource and mineral reserve estimates for the San José mine as at December 31, 2019.

These figures, reported on a 100% basis, were prepared by Hochschild and audited by P&E Mining Consultants Inc. whose audit letter dated February 10, 2020, concluded that the estimates for the San José mine prepared by Hochschild at December 31, 2019 provide a reliable estimation of reserves and resources. The reserves as presented are in-situ and include mining dilution and mining losses, however they do not include allowances for mill or smelter recoveries.

Table 1.1: San José Mine - Mineral Reserve Estimate, December 31, 2019 – 100% basis

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Proven	783	7.75	489	195	12.3
Probable	247	5.78	363	46	2.9
Total Proven & Probable	1,030	7.28	459	241	15.2

Table 1.2: San José Mine - Mineral Resource Estimate, December 31, 2019 – 100% basis

Classification	Quantity (‘000 t)	Gold Grade (g/t)	Silver Grade (g/t)	Contained Gold (‘000 oz)	Contained Silver (M oz)
Measured	1,564	8.59	537	432	27.0
Indicated	987	6.04	364	192	11.6
Total Measured & Indicated	2,551	7.61	470	624	38.6
Total Inferred	1,776	5.62	356	321	20.3

Table 1.1 and 1.2 Notes:

•	Reserves and resources are stated on a 100% basis. McEwen Mining Inc. has a 49% attributable interest in the San José mine.
•	Mineral resources and reserves were estimated by Hochschild Mining Plc; P&E Mining Consultants Inc. have audited the resource and reserve estimates and found that they meet the requirements for disclosure under Canadian National Instrument 43-101 (NI 43-101) and the Joint Ore Reserves Committee of the Australian Institute of Mining and Metallurgy ("JORC") as well as the US Securities and Exchange Commission Industry Guide 7 for reserves.
•	Resource estimations utilized inverse distance and ordinary kriging methods depending upon data density.

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•	Metal prices used were US$1,300/oz for gold and US$16.00/oz for silver.
•	For reserves average internal dilution was 5%, average mining and geotechnical dilution was 38% and mine extraction was 44%.
•	Resources for 2019 were defined at a cut-off grade of 281 gpt silver equivalent [AgEq = (Au x 86) + Ag].

Black Fox Complex Resource and Reserve Updates

The mineral resource estimate for the Black Fox Mine and Grey Fox area was carried out by McEwen Mining; the mineral reserve for the Black Fox Mine was developed by the site engineering team; the updating of the mineral resource for the Stock East Property was undertaken by consultants MICON International Ltd. All resource and reserve statements are as at December 31, 2019. Resource estimates for other deposits in the complex, including Froome and Tamarack, are unchanged.

Table 2.1: Black Fox Mine - Mineral Resource Estimate, December 31, 2019

Classification	Quantity (‘000 tonnes)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Measured	241	7.83	61
Indicated	809	7.48	195
Total Measured & Indicated	1,051	7.56	255
Inferred	51	7.32	12

Table 2.2: Black Fox Mine - Mineral Reserve Estimate, December 31, 2019

Classification	Quantity (‘000 tonnes)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Proven	41	5.40	7
Probable	304	5.78	56
Total Probable	345	5.73	63

Table 2.1 and 2.2 Notes:

•	Resources are reported at a cut-off grade of 3.0 g/t Au, assuming an underground extraction scenario, a gold price of US$1,500/oz and a metallurgical recovery of 96 percent.
•	Reserves are based on a cut-off value of 3.56 g/t Au (4.09 g/t Au including 20% dilution) assuming a gold price of US$1,350/oz, a C$:US$ exchange rate of 1.3:1, milling recoveries of 96% and operating costs of C$186.19/t.
•	Reserves are stated at a mill feed reference point and include for diluting materials and mining losses.

Table 2.3: Stock Property - Mineral Resource Estimate, January 26, 2020

Classification		Quantity (‘000 t)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Indicated Mineral Resource
Open Pit	East Zone	2,049	1.26	83
Underground	East Zone	368	3.19	38
Total Indicated		2,417	1.55	121

Table 2.3 Notes:

•	Open pit mineral resources were reported within an optimized pitshell using a 50 degree slope and a 0.50 gpt Au cut-off grade; a cut-off grade of 2.4 g/t Au was used for an underground scenario outside of the pitshell. Assumptions included a gold price of U$1,500 per ounce and a metallurgical recovery of 94%.

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Table 2.4: Grey Fox Property - Mineral Resource Estimate, December 31, 2019

Classification		Quantity (‘000 t)	Grade Gold (g/t)	Contained Gold (‘000 oz)
Indicated Mineral Resource
Underground	Contact Zone	770	6.48	160
	147 Zone	1,253	8.05	324
	147 NE Zone	366	7.14	84
	South Zone	290	5.49	51
Total Indicated		2,678	7.20	620
Inferred Mineral Resource
Underground	Contact Zone	384	6.01	74
	147 Zone	139	6.43	29
	147 NE Zone	92	7.69	23
	South Zone	44	5.46	8
Total Inferred		659	6.30	133

Table 2.4 Notes:

•	All figures rounded to reflect the relative accuracy of the estimates. Composites were capped where appropriate. Mineral resources reported at a cut-off grade of 3.6 g/t Au

Gold Bar South Resource Update

SRK Consulting (U.S.), Inc. developed the updated resource estimate in accordance with the requirements of NI 43-101. The resource estimate is comprised only of gold resources that fall inside the boundaries of a conceptual pit and the permitted mine area. Cut-off grades and inputs for the conceptual pit are provided in the footnotes of the resource statement.

Table 3.1: Gold Bar South - Mineral Resource Estimate (US Standard Units unless otherwise indicated), January 1, 2020

Classification	Quantity (‘000 ton)	Grade Gold (oz/ton)	Grade Gold (Metric g/t)	Contained Gold (‘000 oz)
Measured	812	0.036	1.23	29
Indicated	1,252	0.028	0.97	35
Total Measured + Indicated	2,064	0.031	1.07	64
Inferred	430	0.021	0.72	9

Table 3.1 Notes:

•	Resources stated as contained within a potentially economically minable open pit using the following optimization parameters: US$1,350/oz Au, 82% recovery, US$5/oz Au Sales Cost, waste mining costs of US$1.80; ore processing and G&A costs of US$6.74/t and pit slope of 50 degrees.
•	Resources are reported using gold cutoff grades of 0.0061 oz/t; and
•	Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by Chris Stewart, P.Eng., President & COO of McEwen Mining and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

The technical information in this news release related to resource and reserve estimates has been reviewed and approved by Luke Willis, P.Geo., McEwen Mining’s Director of Resource Modelling and Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 "Standards of Disclosure for Mineral Projects."

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CAUTIONARY NOTE TO US INVESTORS REGARDING RESOURCE ESTIMATION

McEwen Mining Inc. is required to prepare reports under the Securities Exchange Act of 1934 and the Canadian Securities Administrators’ National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”), under the Canadian securities laws because we are listed on the Toronto Stock Exchange (“TSX”) and subject to Canadian securities laws. Standards under NI 43-101 are materially different than the standards generally permitted in reports filed with the United States (“U.S.”) Securities and Exchange Commission (“SEC”).

Under NI 43-101, we report measured, indicated and inferred resources, which are measurements that are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves under Industry Guide 7. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. Therefore, U.S. investors are also cautioned not to assume that all or any part of inferred resources exist, or that they can be legally or economically mined.

Canadian regulations permit the disclosure of resources in terms of “contained ounces” provided that the tonnes and grade for each resource are also disclosed; however, the SEC only permits issuers to report “mineralized material” in tonnage and average grade without reference to contained ounces. Under U.S. regulations, the tonnage and average grade described herein would be characterized as mineralized material. We provide such disclosure about our properties to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements.

CAUTIONARY NOTE REGARDING NON-GAAP MEASURES

In this release, we have provided information prepared or calculated according to United States Generally Accepted Accounting Principles (“U.S. GAAP”), as well as provided some non-U.S. GAAP ("non-GAAP") performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Cash Costs and All-in Sustaining Costs

Cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current operations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs, and exclude depreciation and amortization. All-in sustaining costs consist of cash costs (as described above), plus accretion of retirement obligations and amortization of the asset retirement costs related to operating sites, sustaining exploration and development costs, sustaining capital expenditures, and sustaining lease payments. Both cash costs and all-in sustaining costs are divided by the gold equivalent ounces sold to determine cash costs and all-in sustaining costs on a per ounce basis. We use and report these measures to provide additional information regarding operational efficiencies on an individual mine basis, and believe that these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to production costs applicable to sales, the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2019.

Cash Gross Profit

Cash gross profit is a non-GAAP financial measure and does not have any standardized meaning. We use cash gross profit to evaluate our operating performance and ability to generate cash flow; we disclose cash gross profit as we believe this measure provides valuable assistance to investors and analysts in evaluating our ability to finance our ongoing business and capital activities. The most directly comparable measure prepared in accordance with GAAP is gross profit. Cash gross profit is calculated by adding depletion and depreciation to gross profit. A reconciliation to gross profit, the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2019.

Liquid assets

The term liquid assets used in this report is a non-GAAP financial measure. We report this measure to better understand our liquidity in each reporting period. Liquid assets is calculated as the sum of the Balance Sheet line items of cash and cash equivalents, restricted cash and investments, plus ounces of doré held in precious metals inventories valued at the London PM Fix spot price at the corresponding period. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining's Annual Report on Form 10-K for the year ended December 31, 2019.

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CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.'s (the "Company") estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer with operating mines in Nevada, Canada, Mexico and Argentina. It also owns a large copper deposit in Argentina. McEwen’s goal is to create a profitable gold and silver producer focused in the Americas.

McEwen has approximately 400 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 20% of the shares.

CONTACT INFORMATION:
Investor Relations: (866)-441-0690 Toll Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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